Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

November 18, 2020

Plug Power Inc.
968 Albany Shaker Road
Latham, New York 12110

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-235328) (as amended or supplemented, the “Registration Statement”) filed on December 2, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of, among other securities, common stock, par value $0.01 per share (the “Common Stock”), of Plug Power Inc., a Delaware corporation (the “Company”). The Registration Statement became effective upon filing with the Commission on December 2, 2019. Reference is made to our opinion letter dated December 2, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 18, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 43,700,000 shares of the Company’s Common Stock, including 5,700,000 shares of Common Stock which the Underwriters (as defined herein) have the option to purchase (the “Shares”), covered by the Registration Statement. The Shares are being sold pursuant to an underwriting agreement, dated November 16, 2020 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriters”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Plug Power Inc.

November 18, 2020

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated November 18, 2020, relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP